CUSIP NO.72583K109               Schedule 13G/A                     Page 1 of 13


                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                         (AMENDMENT NO.      1     )(1)
                                        -----------


                                  Pixtech, Inc.
--------------------------------------------------------------------------------
                                (Name of issuer)

                         Common Stock, $0.01 par value
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                    72583K109
--------------------------------------------------------------------------------
                                 (CUSIP number)

                                    12/31/00
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
       [ ] Rule 13d-1(b)
       [X] Rule 13d-1(c)
       [ ] Rule 13d-1(d)


                       (Continued on the following pages)

                              (Page 1 of 13 Pages)


--------------------------------
         (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.72583K109                Schedule 13G                      Page 2 of 13


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent International Corporation
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                           5      SOLE VOTING POWER

                                  0
                           -----------------------------------------------------
          NUMBER OF        6      SHARED VOTING POWER
            SHARES
         BENEFICIALLY             0
           OWNED BY        -----------------------------------------------------
             EACH          7      SOLE DISPOSITIVE POWER
       REPORTING PERSON
             WITH                 0
                           -----------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
--------------------------------------------------------------------------------

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.00%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        CO, IA
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.72583K109                Schedule 13G                      Page 3 of 13


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent International Investors II Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts
--------------------------------------------------------------------------------
                           5      SOLE VOTING POWER

                                  0
                           -----------------------------------------------------
           NUMBER OF       6      SHARED VOTING POWER
            SHARES
         BENEFICIALLY             0
           OWNED BY        -----------------------------------------------------
             EACH          7      SOLE DISPOSITIVE POWER
       REPORTING PERSON
             WITH                 0
                           -----------------------------------------------------
                           8      SHARED DISPOSITIVE POWER

                                  0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.00%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.72583K109                Schedule 13G                      Page 4 of 13


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent International Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                       5      SOLE VOTING POWER

                              0
                       ---------------------------------------------------------
      NUMBER OF        6      SHARED VOTING POWER
        SHARES
     BENEFICIALLY             0
       OWNED BY        ---------------------------------------------------------
         EACH          7      SOLE DISPOSITIVE POWER
   REPORTING PERSON
         WITH                 0
                       ---------------------------------------------------------
                       8      SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.00%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.72583K109                Schedule 13G                      Page 5 of 13


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        EvenTech Limited
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Jersey
--------------------------------------------------------------------------------
                       5      SOLE VOTING POWER

                              0
                       ---------------------------------------------------------
      NUMBER OF        6      SHARED VOTING POWER
        SHARES
     BENEFICIALLY             0
       OWNED BY        ---------------------------------------------------------
         EACH          7      SOLE DISPOSITIVE POWER
   REPORTING PERSON
         WITH                 0
                       ---------------------------------------------------------
                       8      SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.00%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        OO
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.72583K109                Schedule 13G                      Page 6 of 13


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Quint Investments Limited
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Jersey
--------------------------------------------------------------------------------
                       5      SOLE VOTING POWER

                              0
                       ---------------------------------------------------------
       NUMBER OF       6      SHARED VOTING POWER
         SHARES
      BENEFICIALLY            0
        OWNED BY       ---------------------------------------------------------
          EACH         7      SOLE DISPOSITIVE POWER
    REPORTING PERSON
          WITH                0
                       ---------------------------------------------------------
                       8      SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.00%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        OO
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.72583K109                Schedule 13G                      Page 7 of 13


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Adtel Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                       5      SOLE VOTING POWER

                              0
                       ---------------------------------------------------------
      NUMBER OF        6      SHARED VOTING POWER
        SHARES
     BENEFICIALLY             0
       OWNED BY        ---------------------------------------------------------
         EACH          7      SOLE DISPOSITIVE POWER
   REPORTING PERSON
         WITH                 0
                       ---------------------------------------------------------
                       8      SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0.0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.72583K109                Schedule 13G                      Page 8 of 13


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent Performance Materials Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [x]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                       5      SOLE VOTING POWER

                              0
                       ---------------------------------------------------------
       NUMBER OF       6      SHARED VOTING POWER
         SHARES
      BENEFICIALLY            0
        OWNED BY       ---------------------------------------------------------
          EACH         7      SOLE DISPOSITIVE POWER
    REPORTING PERSON
          WITH                0
                       ---------------------------------------------------------
                       8      SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.72583K109                Schedule 13G                     Page 10 of 13


--------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

        Advent International Investors Limited Partnership
--------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                         (b) [ ]
--------------------------------------------------------------------------------
3       SEC USE ONLY
--------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts
--------------------------------------------------------------------------------
                       5      SOLE VOTING POWER

                              0
                       ---------------------------------------------------------
       NUMBER OF       6      SHARED VOTING POWER
         SHARES
      BENEFICIALLY            0
        OWNED BY       ---------------------------------------------------------
          EACH         7      SOLE DISPOSITIVE POWER
    REPORTING PERSON
          WITH                0
                       ---------------------------------------------------------
                       8      SHARED DISPOSITIVE POWER

                              0
--------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        0
--------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ]
--------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        0%
--------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*

        PN
--------------------------------------------------------------------------------
                      SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.72583K109                Schedule 13G                     Page 11 of 13


Item 1.

         (a) (b) This statement on Schedule 13G relates to the Reporting Persons' (as defined in Item 2 below) beneficial ownership interest in Pixtech, Inc. a Delaware corporation (the "Corporation"). The address of the principal executive office of the Corporation is Avenue Olivier Perroy, 13790 Rousset, France.

Item 2.

         (a) (b) (c) This statement is being filed by the following entities:


                  (1) Advent International Corporation, a Delaware corporation;

                  (2) Advent International Limited Partnership, a Delaware limited partnership;

                  (3) Advent International Investors II Limited Partnership, a Massachusetts limited partnership;

                  (4)      EvenTech Limited, a Jersey Corporation;

                  (5)      Quint Investments, a Jersey Corporation;

                  (6) Adtel Limited Partnership, a Delaware limited partnership;

                  (7) Advent Performance Materials Limited Partnership, a Delaware limited partnership;

                  (8) Advent International Investors Limited Partnership, a Massachusetts limited partnership;

         The entities listed in subparagraph (1) through (8) above are herein collectively referred to as the "Reporting Persons" and individually as a "Reporting Person." The principal business address of all of the Reporting Persons is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.

         (d) (e) This statement relates to the Common Stock, par value $0.01 per share, (the "Common Stock") of the Corporation named in Item 1 of this statement. The CUSIP number associated with such Common Stock is 72583K109.

CUSIP NO.72583K109                Schedule 13G                     Page 12 of 13


Item 3. Filing pursuant to Rule 13d-1(b), or 13d-2(b) or (c).

         This statement is not being filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c). This statement is being filed pursuant to rule 13d-1(c).

Item 4. Ownership.

Each of the Reporting Persons beneficially owns Zero (0) common shares of the issuer.

Item 5. Ownership of Five Percent or Less of a Class.

                  If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than five percent of the class of securities, check the following [x].

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                  Not Applicable.

Item 8. Identification and Classification of Members of the Group.

         The information for this item is contained on the individual cover pages to this filing, and is incorporated herein by reference.

Item 9.  Notice of Dissolution of Group.

                  Not Applicable.

Item 10. Certification.

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO.72583K109                Schedule 13G                     Page 13 of 13


                                    SIGNATURE

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 8, 2001



Adtel Limited Partnership
Advent Performance Materials Limited Partnership

By:      Advent International Limited Partnership,
         General Partner
By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy, Vice President*


Advent International Investors II Limited Partnership

By:      Advent International Corporation,
         General Partner
By:      Janet L. Hennessy, Vice President*


ADVENT INTERNATIONAL CORPORATION

By:      Janet L. Hennessy, Vice President*

*For all of the above:

_________________________________
Janet L. Hennessy, Vice President


EvenTech Limited
By:Janet L. Hennessy, Director


_________________________________
Janet L. Hennessy, Director


Quint Investments Limited
By: Janet L. Hennessy

_________________________________
Janet L. Hennessy, Attorney In Fact